EXHIBIT 99.1

First Citizens Bancshares Announces Executive Management Changes

RALEIGH, N.C, Jan. 29, 2008 (PRIME NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) today announced that Chairman and Chief Executive Officer Lewis R. Holding will relinquish his role as CEO, while remaining chairman of the board. BancShares President Frank Holding Jr. will add CEO to his position with the company. BancShares' Board of Directors has approved the executive management changes, which are effective immediately.

Vice Chairman James B. Hyler Jr. has announced that he will retire. Hyler served in a variety of executive positions at BancShares, including chief financial officer, president and chief operating officer. In 1994, Hyler was named vice chairman and continued in that role until announcing his retirement. Hyler is recognized as a leader in the North Carolina business community, having served in numerous leadership capacities including chairman of North Carolina Citizens for Business and Industry (now called the North Carolina Chamber) and chairman of the UNC Health Care System. He also serves as a member of the Executive Committee of the United States Golf Association.

Mr. Lewis R. Holding said, "I thank Jim Hyler for his 28 years of outstanding service to our company. He has been an integral part of our growth and success. I look forward to Frank Holding Jr.'s vision and leadership as our president and new CEO. I believe our leadership structure is strong, and we are well-positioned for the years ahead."

Lewis R. Holding is currently chairman of the board for First Citizens BancShares and its banking subsidiaries, First Citizens Bank and IronStone Bank. He will remain CEO of IronStone Bank. During his tenure with the company, First Citizens has grown from a North Carolina regional bank to a financial services company with 4,700 employees serving people in 17 states from North Carolina to California. In the first quarter of 2008, BancShares will open a Representative Office in London, England. The office will be BancShares' first expansion outside of the United States. It will serve as an information and referral extension of the company.

Frank B. Holding Jr. was elected president of First Citizens in 1994. Prior to being president, he served in a variety of other senior management positions with the company in Charlotte, Raleigh, Wilmington, Swansboro and Fayetteville. He is the third generation of Holdings to lead the bank. In his current role, Holding will continue to focus the bank's efforts on providing the highest level of service to individuals, medical professionals and business and commercial customers.

First Citizens BancShares Inc. is a $16.2 billion financial holding company headquartered in Raleigh, N.C. Its two major subsidiaries are First Citizens Bank and IronStone Bank. The subsidiaries provide a broad range of financial services through a network of 395 branch offices in 17 states from coast-to-coast.

For more information on First Citizens BancShares, visit the company's Web site at firstcitizens.com.

CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716